Exhibit 99.1

Western Sierra Bancorp Welcomes Patrick J. Rusnak as Chief Operating Officer

CAMERON PARK, Calif.—(PR Newswire)—May 4, 2005—Western Sierra Bancorp (Nasdaq:WSBA) is pleased to announce that Patrick J. Rusnak has joined the company as Executive Vice President, Chief Operating Officer.  Mr. Rusnak will be accountable for the oversight of Finance, Human Resources, Information Technology, Centralized Operations as well as Sales and Service.  Mr. Rusnak has nearly 20 years experience in financial institution management and leadership, most recently as an Executive Vice President with Umpqua Holdings Corporation.  Prior to its sale to Umpqua, he served as Executive Vice President/Chief Financial Officer for Humboldt Bancorp, a $1.5 billion bank holding company.   Rusnak earned a Bachelor of Science degree from Saint Joseph’s University in Philadelphia and is a graduate of the BAI Graduate School of Bank Financial Management at Vanderbilt University.  Mr. Rusnak replaces John G. Briner who will continue as Chairman of the Board of Auburn Community Bank.   “Mr. Briner will partner with the executive management team and continue to play a vital role in the overall growth and profit improvement strategies of Western Sierra Bancorp.  He has provided a tremendous amount of guidance, support and leadership to our team and we all look forward to great successes ahead,” stated Gary D. Gall, President/CEO, Western Sierra Bancorp.

“It is with great honor that we welcome Patrick J. Rusnak to our executive leadership team.  Pat brings new energies and a stellar background in managing financial functions of a multi-bank holding company.  His experience, enthusiasm, vision, focus and leadership abilities fit our corporate model perfectly and position us for continued success,” stated Gary D. Gall.

Western Sierra Bancorp is comprised of Western Sierra Bank, Lake Community Bank, Central California Bank, Auburn Community Bank and has assets exceeding $1.2 Billion. The Company operates in the counties of El Dorado, Placer, Sacramento, Lake, Stanislaus, San Joaquin, Amador, Calaveras, Contra Costa, Tuolumne and Butte.  Western Sierra Bancorp operates 33 branches and loan production facilities.

CONTACT: Western Sierra Bancorp

Gary D. Gall, 530/677-5600 (President/CEO)

Pat J. Rusnak, 530/677-5600 (EVP/Chief Operating Officer)

www.westernsierrabancorp.com

   SOURCE: Western Sierra Bancorp (Nasdaq:WSBA)